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                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                           FORM 8-K

                        CURRENT REPORT

           Pursuant to Section 13 or 15(d) of the
              Securities Exchange Act of 1934

      Date of Event Requiring Report: August 23, 2001

                   GREEN FUSION CORPORATION
                   ------------------------
     (Exact name of registrant as specified in its charter)

Nevada                   000-29213                52-2202416
------                   ---------                ----------
(State of Incorporation)(Commission              (IRS Employer
                         File Number)           Identification #)


  810 Peace Portal Drive, Suite 201, Blaine, Washington 98230
  -----------------------------------------------------------
          (Address of Principal Executive Offices)

                       (604) 331-0809
            ----------------------------------------
       (Registrant's telephone number, including area code)

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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

Not applicable.


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

The Registrant has entered into a definitive acquisition agreement (the "Share Purchase Agreement") dated August 17, 2001 and executed on August 23, 2001 between Green Fusion Corporation ("Green Fusion" or the "Company") and the shareholders of House of Brussels Holdings Ltd. ("House of Brussels") to acquire all of the issued and outstanding shares of House of Brussels. House of Brussels owns and operates Brussels Chocolates Ltd. based in Vancouver, British Columbia, Canada.

Under the Share Purchase Agreement, Green Fusion will issue an additional 13,000,000 shares of common stock as constituted on August 17, 2001, the date of the Share Purchase Agreement, to the shareholders of House of Brussels in exchange for 14,500 common shares of House of Brussels held by their selling shareholders, being all of the issued and outstanding common shares of House of Brussels to complete the acquisition of House of Brussels. The closing of this acquisition is contingent upon Green Fusion completing a financing to raise proceeds of US $1,000,000, primarily to be used to expand House of Brussels current business. To date, $200,000 has been advanced to House of Brussels, including $100,000 advanced on or before August 24, 2001. The balance of $800,000 is to be advanced to House of Brussels on the following schedule:

   (1)  $300,000 on or before September 7, 2001;
   (2)  $500,000 on closing.

The interim advances of $200,000 already advanced and $300,000 on or before September 7, 2001 (the "Interim Loans") are to be advanced as loans payable 60 days following demand, bearing interest at the rate of prime (being the prime rate of interest charged by the Royal Bank of Canada to its best commercial customers) plus 2% per annum and will be evidenced by promissory notes executed by House of Brussels in favor of Green Fusion. In the event that Green Fusion's acquisition of House of Brussels is not completed for any reason, the Interim Loans will remain outstanding and repayable in full, 60 days following demand, and will continue to be evidenced by the executed promissory note.

In order to fund the advances and to raise corporate working capital, Green Fusion will complete an offering on a private placement basis of up to 1,500,000 units at a price of not less than $1.00 per unit, with each unit consisting of one share of our common stock and one share purchase warrant. Each share purchase warrant will entitle the holder to purchase one additional share of common stock for a period of one year, at an exercise price of not less than $1.00 per share. The minimum goal with respect to this private placement is to complete a sufficient amount to make the advances remaining outstanding and to repay any funds borrowed to make the Interim Loans (the "Minimum Placement Amount") by no later than October 22, 2001.

The closing of the purchase and sale of the House of Brussels
Shares (the "Closing") will take place, subject to the terms and conditions of the Share Purchase Agreement, on the date that is five

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business days following the date of notification by Green
Fusion to House of Brussels that Green Fusion has completed arrangements for the financing of the Minimum Placement Amount.

Green Fusion anticipates that approximately $1,000,000 will be required to fund the business operations of Brussels. The Company has evaluated the current and future business potential of House of Brussels, and believes that there is substantial room to increase its profitability through diversification of the business, both in terms of channel sales and geography. The key business objective is to expand the business operations of House of Brussels in order to utilize 100% of its manufacturing capacity by the end of 2003.


ITEM 3.  BANKRUPTCY OR RECEIVERSHIP

Not applicable.

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

Not applicable.

ITEM 5.  OTHER EVENTS

On August 21, 2001, the board of directors of Green Fusion approved a three for one split of the Company's common stock.
The stock split will be effected by way of stock dividend to the shareholders of record on August 31, 2001. Each shareholder of record will be issued two additional shares of the Company's common stock for each share held on the record date. The payment date will be September 4, 2001. The common stock will trade on a post-split (ex-dividend) basis on September 4, 2001. Under applicable trading rules the ex-dividend date will be September 5, 2001.

ITEM 6.  RESIGNATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Not applicable.

ITEM 7.  FINANCIAL STATEMENTS

(a)  Financial statements of businesses acquired.

The Registrant will file financial statements of House of Brussels by an amendment to this Report on Form 8-K to be filed within the time period required by Form 8-K.

(b)  Pro Forma Financial Information.

The Registrant will file pro forma information showing the effect of the acquisition of an interest in House of Brussels by an amendment to this Report on Form 8-K to be filed within the time period required by Form 8-K.

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(c)  Exhibits.

Exhibit 10.1:  Share Purchase Agreement


ITEM 8.  CHANGE IN FISCAL YEAR

Not Applicable.

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                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form
8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                      GREEN FUSION CORPORATION

                                   By: /s/ L. Evan Baergen

Date: August 28, 2001                  --------------------------
                                       L. Evan Baergen
                                       President, Secretary,
                                       Treasurer & Director


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